As filed with the Securities and Exchange Commission on July 19 , 2018.

Registration No. 333- 226104

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1 /A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ToughBuilt Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3420	46-0820877
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Mr. Michael Panosian

Chief Executive Officer

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq. Wexler, Burkhart, Hirschberg & Unger, LLP 377 Oak Street Garden City, New York 11530 Telephone: (516) 222-2230 Facsimile: (516) 745-6449	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X]	Emerging growth company

[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-226104) (the “Form S-1”) of ToughBuilt Industries, Inc. is being filed solely for the purpose of refiling Exhibits 4.10 and 10.9 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1 and the signatures, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee.

SEC Registration Fee	$2,264
FINRA Filing Fee	$2,891
NASDAQ Filing Fee	$50,000
Printing Fees and Expenses	$1,000
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$150,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous Fees and Expenses	$6,000
Total	$247,155

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our bylaws, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our bylaws, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We held a closing of units in a private placement conducted in February of 2016. We sold an aggregate of 122,167 units at a price of $3.00 per such unit for aggregate gross proceeds of $366,500. Each of the units contained one share of our common stock and one Class A Warrant to purchase one share of our common stock for an aggregate of 122,167 shares of our common stock and 122,167 Class A Warrants to purchase our common stock (in each case as a result of our reverse split effectuated on October 5, 2016).

We held a closing of units in the October 2016 Private Placement. We sold an aggregate of 229,000 units at a price of $5.00 per such unit for aggregate gross proceeds of $1,145,000. Each of the units contained one share of Class B Convertible Preferred Stock and one Class B Warrant to purchase one share of our common stock for an aggregate of 229,000 shares of Class B Convertible Preferred Stock and 229,000 Class B Warrants. 61,450 placement agent warrants were issued in conjunction with this offering.

Contemporaneously with the October 2016 Private Placement, we consummated a debt financing whereby the investor purchased $5,000,000 in a senior secured convertible debenture from us. We issued the debenture in the aggregate principal face amount of $5,700,000. The maturity date of the debenture is September 1, 2018. In addition to the original issue discount, the debenture carries an annual interest rate of 8%, payable quarterly in arrears. Under the terms of the debenture, we also issued 168,750 shares of Class B Convertible Preferred Stock to the investor. The debenture is secured by all of our and our subsidiaries’ assets. Effective August 31, 2017, the investor transferred a portion of the convertible debenture to a third party. As a result of the transfer, the convertible debenture was bifurcated into two debentures in the principal amounts of $3,784,230 and $1,915,770, respectively. All the terms and conditions of convertible debentures remain the same in the two replacement debentures.

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On January 16, 2018, the Company and the holders of the convertible debentures agreed to amend the terms of their securities purchase agreement originally executed in October 2016. The Company agreed to issue and deliver to (i) Hillair Capital an amended and restated debenture in the principal amount of $4,182,709 with an interest rate increased to 10% per annum and an additional 83,651 shares of Class B Convertible Preferred Stock, and to (ii) HSPL Holdings, LLC an amended and restated debenture in the principal amount of $2,117,501 with an interest rate increased to 10% per annum and an additional 42,349 shares of Class B Convertible Preferred Stock. The amended debentures are comprised of the original debentures principal balance and all accrued but unpaid interest as of the date of the amendment. The original redemption dates have been removed under the amendment, with the entire principal and accrued interest balances being due on September 1, 2018.

We held a closing of units in the March 14, 2018 Private Placement. We sold an aggregate of 162,000 units at a price of $5.00 per such unit for aggregate gross proceeds of $810,000. Each of the units contained one share of Class B Convertible Preferred Stock and one Class B Warrant to purchase one share of our common stock for an aggregate of 162,000 shares of Class B Convertible Preferred Stock and 162,000 Class B Warrants. In conjunction therewith, the placement agent was issued 8,100 warrants.

We held a closing of units in the May 15, 2018 Private Placement. We sold an aggregate of 140,000 units at a price of $5.00 per unit for aggregate gross proceeds of $700,000. Each of the units contained one share of Class B Convertible Preferred Stock and one Class B Warrant to purchase one share of our common stock for an aggregate of 140,000 shares of Class B Convertible Preferred Stock and 140,000 Class B Warrants. In conjunction therewith, the placement agent was issued 7,000 warrants.

The securities issued in these offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulations D promulgated thereunder because, among other things, the transactions did not involve a public offering, the purchasers were accredited investors, the purchasers took the securities for investment and not resale and we took appropriate measures to restrict the transfer of the securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

Exhibit No.	Description
1.1	Form of Underwriting Agreement **
3.1	Composite copy of Articles of Incorporation, as amended **
3.2	Bylaws **
3.3	Certificate of Designation of Class B Convertible Preferred Stock **
4.1	Form of Subscription Agreement dated January 25, 2016 **
4.2	Form of Class A Warrant dated January 25, 2016 **
4.3	Form of Subscription Agreement dated October 17, 2016 **
4.4	Form of Class B Warrant dated October 17, 2016 **
4.5	Form of Securities Purchase Agreement dated October 17, 2016 **
4.6	Form of Debenture dated October 17, 2016 **
4.7	2016 Equity Incentive Plan **
4.8	Form of Representative’s Warrant **
4.9	Form of Placement Agency Warrant **
4.10 4.11	Form of Warrant *** 2018 Equity Incentive Plan **
5.1 10.1	Opinion of Wexler, Burkhart, Hirschberg & Unger, LLP ** Service Agreement with Belegal Industrial Co., Ltd., dated August 19, 2013 **
10.2	Form of Security Agreement dated October 17, 2016 **
10.3	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Michael Panosian **
10.4	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Zareh Khachatoorian **
10.5	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Manu Ohri **
10.6	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Josh Keeler **
10.7	Project Statement of Work dated as of October 18, 2016 by and between ToughBuilt Industries, Inc. and Hon Hai Precision Ind. Co., Ltd. (“Foxconn”)*
10.8 10.9	Form of Lock Up Agreement for Offering ** Form of Warrant Agency Agreement ***
14.1	Code of Ethics **
21.1	List of Subsidiaries of the Company **
23.1	Consent of Marcum, LLP **
23.2 99.1 99.2 99.3 99.4

Consent of Wexler, Burkhart, Hirschberg & Unger, LLP (included in Exhibit 5.1) **

Audit Committee Charter **

Compensation Committee Charter **

Nominating and Corporate Governance Committee Charter **

Whistleblower Policy **

99.5	Consents of New Independent Directors **

*	Confidential treatment is being sought for this agreement, which is being filed separately with the SEC. The confidential portions of this Exhibit have been omitted and are marked by an asterisk. Previously filed.
**	Previously filed.
***	Filed herewith.

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ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

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The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on July 19 , 2018.

TOUGHBUILT INDUSTRIES, INC.

By:	/s/ Michael Panosian
Name: Michael Panosian
Title: Chief Executive Officer and President

By:	/s/ Manu Ohri
Name: Manu Ohri
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Michael Panosian	Chief Executive Officer and Director	July 19 , 2018
Michael Panosian	(Principal Executive Officer)

/s/ Manu Ohri	Chief Financial Officer and Secretary	July 19 , 2018
Manu Ohri	(Principal Accounting Officer)

/s/ Zareh Khachatoorian	Director, Chief Operating Officer and Secretary	July 19 , 2018
Zareh Khachatoorian

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